EXHIBIT 23.1

We consent to the incorporation by reference in Registration Statement No. 333-184152 on Form S-8, of our report dated June 26, 2013, relating to the financial statements of Flow Control Retirement Savings and Investment Plan, appearing in this Annual Report on Form 11-K of Flow Control Retirement Savings and Investment Plan for the period from September 28, 2012 (date of inception) to December 31, 2012.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 26, 2013